UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 27, 2011

Acorda Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	15 Skyline Drive, Hawthorne, NY	10532
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 347-4300

Not Applicable
Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 27, 2011, Acorda Therapeutics, Inc. (“Acorda”) entered into a License Agreement (the “License Agreement”) with Medtronic, Inc. and its affiliate Warsaw Orthopedic, Inc. (“Medtronic”) pursuant to which Acorda licensed from Medtronic worldwide development and commercialization rights to certain formulations of magnesium with a biomembrane sealing agent, such as polyethylene glycol (the “Licensed Products”), which will be referred to as AC105.  Acorda plans to study AC105 as an acute treatment for patients who have suffered neurological trauma, such as spinal cord injury (SCI) and traumatic brain injury (TBI).

Under the License Agreement, Acorda has a license to develop and commercialize the Licensed Products in all countries worldwide.  Acorda’s rights are exclusive in all fields for certain formulations (“Exclusive Products”).  With respect to Licensed Products that are not Exclusive Products, Acorda has non-exclusive rights in certain specified fields, including pain and musculoskeletal indications, and has exclusive rights in all other fields, including the treatment of TBI, stroke, and all other traumatic and ischemic central nervous system indications (the “Exclusive Fields”).  Acorda’s license includes sublicensing rights, subject to Medtronic’s consent in certain cases.  During the term of the License Agreement and, except in certain circumstances for one year thereafter, neither Medtronic nor any of its affiliates may research, develop, manufacture or commercialize any Exclusive Product in any field or any other Licensed Product in the Exclusive Fields.

In consideration for the rights granted to Acorda under the License Agreement, Acorda has paid to Medtronic an upfront $3 million cash license fee.  Medtronic is also eligible to receive up to $32 million from Acorda if specified regulatory and development milestones are met.  There can be no guarantee that any such milestones will in fact be met.  Acorda will also pay to Medtronic a single-digit royalty on sales of Licensed Products by Acorda or its affiliates.  Acorda may offset, against a portion of the royalties payable to Medtronic, a portion of any royalties Acorda may pay under certain third party licenses.

Acorda must use its commercially reasonable efforts to develop and commercialize a Licensed Product in at least one of the major markets specified in the License Agreement.  Prior to the launch of a Licensed Product in such a major market, Medtronic can terminate Acorda’s exclusivity if Acorda has failed to conduct material and good faith development and commercialization activities for a major market in the prior 6 months.  However, Medtronic’s right to terminate exclusivity is subject to Acorda’s right to propose and implement a development and commercialization plan that satisfies the requirements of the License Agreement.

The License Agreement will terminate upon the expiration of Acorda’s royalty payment obligations, which occurs, on a Licensed Product-by-Licensed Product and country-by-country basis, upon the latest of (a) the tenth anniversary of the first commercial sale of such Licensed Product, (b) expiration of the last-to-expire patent covering a Licensed Product, and (c) in the case of a Licensed Product that is not covered by a patent but that is subject to exclusivity under an orphan drug law for all indications for which regulatory approval has been received, the earlier of (i) the end of the regulatory exclusivity afforded by the orphan drug law for any indication for which the Licensed Product has received regulatory approval, and (ii) the date on which another drug receives regulatory approval for any indication for which the Licensed Product has received regulatory approval.  Because the date of the first commercial sale of a Licensed Product is uncertain, and because a number of patent applications are pending that, if issued, would extend the term of the License Agreement, the term of the License Agreement in each country and with respect to each Licensed Product is uncertain.  Upon termination of all royalty obligations for a Licensed Product in a country, the license becomes fully paid-up, irrevocable and perpetual for that product in that country.

The License Agreement may be terminated by either party in the event of an uncured material breach by the other party.  Also, Medtronic may terminate the License Agreement if Acorda fails to comply with applicable law in connection with the exploitation of any Licensed Product and such non-compliance remains uncured after notice by Medtronic.  To the extent permitted by law, each party may terminate the License Agreement if the other party is subject to bankruptcy or similar proceedings.  Except in limited circumstances following a breach by Medtronic of the License Agreement, Medtronic’s liability to Acorda is limited to amounts previously paid to Medtronic.

Neither party may assign the License Agreement without the prior written consent of the other, except to an affiliate or to a third party acquirer of the party or its business relating to Licensed Products.

The foregoing is a summary description of certain terms of the License Agreement, does not purport to be complete, and is qualified in its entirety by reference to the full text of the License Agreement (which Acorda intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2011, with confidential terms redacted).

A copy of the press release issued by Acorda announcing the License Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated by reference into this Item.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated July 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

July 1, 2011	By:	/s/ David Lawrence
Name: David Lawrence
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 1, 2011